Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
March 28, 2008	Peter Thonis
212-395-2355
Peter.Thonis@Verizon.com

Verizon Communications Establishes Distribution Ratio for

Spin-Off of Northern New England Spinco and Merger With

FairPoint Communications

NEW YORK — Verizon Communications Inc.(NYSE: VZ) today announced that subject to the satisfaction of certain conditions, Verizon stockholders will receive one share of the common stock of FairPoint Communications, Inc. (NYSE: FRP) for every 53.0245 shares of Verizon common stock they owned as of March 7, 2008 in the proposed spin-off of shares of Northern New England Spinco Inc. (Spinco) to Verizon stockholders, and subsequent merger of Spinco with FairPoint. This is equivalent to 0.0189 shares of FairPoint common stock for each share of Verizon common stock owned as of March 7, 2008. FairPoint will pay cash in lieu of any fraction of a share of FairPoint common stock.

Spinco will hold specified assets and liabilities that are used in Verizon’s local exchange business and related activities in Maine, New Hampshire and Vermont. The closing of the spin-off and the merger are scheduled to occur on March 31, 2008.

Verizon News Release, page 2

For further information, see the Current Report on Form 8-K filed by Spinco with the Securities and Exchange Commission on Feb. 29, 2008 and available online at www.sec.gov.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 66 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employs a diverse workforce of nearly 235,000 and last year generated consolidated operating revenues of $93.5 billion. For more information, visit www.verizon.com.

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